Exhibit 99.1

Mecklermedia Corporation Reports Financial Results

For Its Second Quarter Ended June 30, 2014

(New York, NY – August 13, 2014) – Mecklermedia Corporation (formerly known as Mediabistro, Inc., OTCQX: MBIS) today reported financial results for the three and six months ended June 30, 2014.

Financial results for the second quarter of 2014 include:

·	Revenues for the second quarter of 2014 were $3.7 million compared to revenues of $4.0 million for the same period in 2013 and revenues of $6.8 million compared to revenues of $6.5 million for the six months ended June 30, 2014 and 2013, respectively.

·	Net loss, excluding the loss on the sale of some of our research products, for the second quarter of 2014 was $1.0 million, compared to a net loss of $406,000 for the same period of 2013. Net loss excluding the loss on the sale of some of our research products for the six months ended June 30, 2014 was $1.8 million compared to $1.3 million for the six months ended June 30, 2013.

“Our financial results for the second quarter included two iterations of our trade shows in New York City, Inside 3D Printing Conference and Expo, as well as the Inside Bitcoin tradeshow, both of which took place in April. These trade shows were critically and financially successful and we are very excited about the growth possibilities of these event brands,” stated Alan M. Meckler, Chairman and CEO of Mecklermedia Corporation. “We also most recently completed our Inside 3D Printing Conference held in Melbourne, Australia in early July and we are eagerly anticipating our upcoming Fall, Inside 3D Printing Conference in California and our Inside Bitcoin tradeshow to take place in Las Vegas,” added Meckler.

1

Mecklermedia Corporation

Unaudited Consolidated Condensed Statements of Operations

For the Three and Six Months Ended June 30, 2014 and 2013

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$3,674	$3,963	$6,833	$6,483
Cost of revenues	2,427	2,297	4,248	3,854
Advertising, promotion and selling	859	713	1,434	1,189
General and administrative	1,205	1,147	2,305	2,307
Depreciation	36	41	73	105
Amortization	69	105	165	214
Total operating expenses	4,596	4,303	8,225	7,669

Operating loss	(922)	(340)	(1,392)	(1,186)
Other income (loss), net	26	8	(110)	4
Loss on disposition of assets	(363)	–	(363)	–
Impairment of goodwill	(3,717)	–	(3,717)	–
Interest income	–	1	–	2
Interest expense	(132)	(64)	(259)	(127)

Loss before income taxes	(5,108)	(395)	(5,841)	(1,307)
Provision for income taxes	15	11	28	23

Net loss	$(5,123)	$(406)	$(5,869)	$(1,330)
Loss per share:
Basic net loss	$(0.85)	$(0.07)	$(0.97)	$(0.22)
Diluted net loss	$(0.85)	$(0.07)	$(0.97)	$(0.22)

Weighted average shares used in computing loss per share:
Basic	6,058	6,022	6,058	6,023
Diluted	6,058	6,022	6,058	6,023

2

Mecklermedia Corporation

Consolidated Condensed Balance Sheets

June 30, 2014 and December 31, 2013

(in thousands, except share and per share amounts)

	June 30, 2014 (Unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$374	$1,232
Accounts receivable, net of allowances of $5 and $3, respectively	605	557
Prepaid expenses and other current assets	1,009	769
Total current assets	1,988	2,558

Property and equipment, net of accumulated depreciation of $1,561 and $1,530, respectively	364	430
Intangible assets, net of accumulated amortization of $435 and $1,208, respectively	1,067	1,946
Goodwill	2,916	6,633
Investments and other assets	713	637
Total assets	$7,048	$12,204

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$528	$445
Accrued payroll and related expenses	415	511
Accrued expenses and other current liabilities	1,027	1,092
Deferred revenues	1,159	1,120
Total current liabilities	3,129	3,168

Loan from related party	8,948	8,341
Deferred revenues	16	16
Deferred income taxes	507	481
Total liabilities	12,600	12,006

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $.01 par value, 4,000,000 shares authorized, 600,000 designated as Series A Junior participating preferred stock, no shares issued and outstanding	–	–
Common stock, $.01 par value, 18,750,000 shares authorized, 6,176,947 and 6,176,661 shares issued and 6,057,662 and 6,057,376 shares outstanding at June 30, 2014 and December 31, 2013, respectively	62	62
Additional paid-in capital	290,739	290,620
Accumulated deficit	(295,857)	(289,988)
Treasury stock, 119,285 shares at cost	(496)	(496)
Total stockholders’ equity (deficit)	(5,552)	198
Total liabilities and stockholders’ equity (deficit)	$7,048	$12,204

3

Mecklermedia Corporation

Unaudited Consolidated Condensed Statements of Cash Flows

For the Six Months Ended June 30, 2014 and 2013

(in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(5,869)	$(1,330)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	238	319
Stock-based compensation	108	159
Provision for losses on accounts receivable	(4)	4
Amortization of debt issuance costs	12	19
Other loss, net	120	12
Loss on disposition of assets	363	–
Impairment of goodwill	3,717	–
Deferred income taxes	26	18
Changes in assets and liabilities:
Accounts receivable, net	(44)	(113)
Prepaid expenses and other assets	(276)	(18)
Accounts payable, accrued expenses and other liabilities	(78)	379
Deferred revenues	158	200
Net cash used in operating activities	(1,529)	(351)
Cash flows from investing activities:
Purchases of property and equipment	(17)	(33)
Proceeds from sale of assets	190	–
Purchases of intangible assets and other development costs	(102)	(161)
Net cash provided by (used in) investing activities	71	(194)
Cash flows from financing activities:
Borrowings from related party	600	–
Proceeds from exercise of stock options	–	7
Net cash provided by financing activities	600	7
Net decrease in cash and cash equivalents	(858)	(538)
Cash and cash equivalents, beginning of period	1,232	2,210
Cash and cash equivalents, end of period	$374	$1,672

4

About Mecklermedia Corporation

Mecklermedia Corporation (OTCQX: MBIS) is a leading Internet media company that provides services for social media, traditional media, and creative professionals. Mecklermedia is a leading producer of 3D printing and Bitcoin trade shows. Service offerings include an online job board, news and analysis, trade shows and events, online and in-person courses.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The potential risks and uncertainties address a variety of subjects including, for example: recent turmoil and trading platform closures in the Bitcoin market; the competitive environment in which Mecklermedia competes; and the unpredictability of Mecklermedia’s future revenues, expenses, cash flows and stock prices. For a more detailed discussion of such risks and uncertainties, refer to Mecklermedia’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The forward-looking statements included herein are made as of the date of this press release, and Mecklermedia assumes no obligation to update the forward-looking statements after the date hereof, except as required by law.

All current Mecklermedia press releases can be found online at http://www.mecklermedia.com.

For press inquiries, please contact:

press@mecklermedia.com

5